EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



The following presents the computation of per share earnings reflecting the assumption that dilutive stock options are exercised.

                                                               (IN THOUSANDS
                                                            EXCEPT PER SHARE DATA)
                                                     ----------------------------------
                                                        2001        2000        1999
                                                        ----        ----        ----
Net earnings (1)                                      $ 6,286     $ 15,158    $ 20,822
                                                     ==================================



Weighted average common shares outstanding (2)          6,856        7,014       7,343

Common share equivalents relating to stock options          1            1           1

Adjusted common and common equivalent                ----------------------------------
   shares for computation (3)                           6,857        7,015       7,344
                                                     ==================================



Net earnings per share:
     Basic (1/2)                                      $  0.92     $   2.16    $   2.84
                                                     ==================================
     Diluted (1/3)                                    $  0.92     $   2.16    $   2.84
                                                     ==================================